As filed with the Securities and Exchange Commission on October 8, 2008

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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DIAGNOSTIC IMAGING INTERNATIONAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	98-0493698
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

848 N. Rainbow Blvd. # 2494

Las Vegas, Nevada 89107

(Address of Principal Executive Offices)

2002 EQUITY PERFORMANCE PLAN

(Full Title of the Plan)

Richard Jagodnik

Chief Executive Officer

Diagnostic Imaging International Corp.

848 N. Rainbow Blvd. # 2494

Las Vegas, Nevada 89107

(603) 727-8613

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Andrew D. Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe

437 Madison Avenue, 40th Floor

New York, New York 10022

Telephone:  (212) 907-7349

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  x    Accelerated filer  x    Non-accelerated filer  x   Smaller reporting company  ■

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock issuable upon exercise of Awards that may be granted under the 2002 Equity Performance Plan . . . . . . . . . . . . . . .	2,000,000	$0.375(2)	$750,000	$29.48

(1)

Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of such plan.

(2)

Based on the average of the bid and asked price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on October 8, 2008 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended.

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In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.*

Item 2.

Registrant Information and Employee Plan Annual Information. *

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents that we have previously filed with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this registration statement:

•

our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2007, filed on September 26, 2008;

•

our quarterly report on Form 10Q/A for the period ended March 31, 2008, filed on May 30, 2008, and our quarterly report on Form 10-Q for the period ending June 30, 2008, filed on August 19, 2008; and

•

our current report on Form 8-K filed on September 26, 2008.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. We expressly excludes from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.

Description of Securities.

Common Stock.  Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share.  There are 9,946,674 shares issued and outstanding as of the date hereof.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. In addition, the holders are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all the assets remaining after payment of all our liabilities and subject to the prior distribution to any senior securities that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Directors are elected by plurality, but the holders of more than 50% of such outstanding shares, voting at an election of directors are assured of electing all the directors on the board of directors.

Preferred Stock.  We are authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value.  There are no shares of preferred stock issued and outstanding as of the date hereof.

The preferred stock may be characterized as “blank check” stock. This means that the board of directors, without any action by the holders of common stock, have the right, from time to time, to designate some or all of the preferred stock into one or more series, and fix for each series the number of shares, full or limited voting powers, and the designations, preferences, participating, optional and other special rights, and the qualifications, limitations or restrictions of the various aspects of a series. Because of this ability of the board of directors, the preferred stock may be issued quickly and contain provisions that may have an anti-takeover effect, which may not be in some or all of the interests of subordinate preferred stock and common stockholders. In addition, because the board of directors may create convertible and paid-in-kind features for a series of preferred stock, if these features use common stock, we may become committed to issue or issue additional common stock from time to time. Any commitment for additional common stock to be issued or actually issued pursuant to the terms of any series of preferred stock may have various results including: (i) an absolute dilutive effect on the current stockholders’ percentage ownership of the then outstanding common stock and depending on the amount paid for the issued series of preferred stock and payable on conversion, if any amount is to be paid, a financial dilutive effect on previously issued equity securities of the company, including the common stock, (ii) the potential issuance may cause “overhang” issues and impair the marketability or price of the common stock in any public market on which the common stock may be traded, or (iii) may require the company to issue additional common stock at time that is inopportune for it or its  stockholders. The preferred stock does not have any pre-emptive rights.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Nevada Business Corporation Act (the “Act”) permits Nevada corporations such as ours to include in their articles of incorporation a provision eliminating or limiting directors’ exposure to liability for monetary damages for breaches of their duty of care as directors, if the director acted in good faith and with ordinary care. The Act does not eliminate the directors’ liability for monetary damages for acts or omissions not in good faith or involving the intentional violations of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which the director received an improper personal benefit.

The Act also permits Nevada corporations to include in their articles of incorporation a provision to indemnify any and all persons it has the power to indemnify. The Act provides that a Nevada corporation may indemnify a person who was, is or is threatened to be made, a named party in a proceeding because the person is or was acting on behalf of the corporation. The indemnification by the corporation may be made if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation’s best interests if the indemnitee is a director, or was at least not opposed to the corporations’ best interests if the person was someone other than a director.  Directors may not be indemnified if the person improperly benefited personally or the person is found liable to the corporation.  The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

We have implemented the above-described provisions in our articles of incorporation.  In addition, our by-laws provide for similar provisions.  We do not have separate agreements of indemnification or advancement of expenses.  We do not have directors and officers insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, indemnification is against public policy and is therefore unenforceable.  In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred by a director, officer or controlling person in successful defense of any action, suit or proceedings, is asserted by such director, officer or controlling person in connection with the securities being offered or sold by us, we will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the federal securities law, and will be governed by the final adjudication of such case.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibit No.	Description

4.1	2002 Equity Performance Plan (filed herewith)
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe (filed herewith)
23.1	Consent of Robnett & Company LP (filed herewith)
23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe (included in Exhibit 5.1)

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 8th day of October, 2008.

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

By: /s/ Richard Jagodnik

 Richard Jagodnik, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Jagodnik Richard Jagodnik	President, Chief Financial Officer and Director (Principal Executive Officer and Accounting Office)	October 8, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	2002 Equity Performance Plan(1)
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe (1)
23.1	Consent of Robnett & Company LP(1)
23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe (included in Exhibit 5.1) (1)

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(1)   Filed herewith